Exhibit 99.1

Bank of South Carolina Corporation Announces Appointment of COO

CHARLESTON, S.C., Oct. 22, 2015 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) has appointed Susanne K. Boyd as Chief Operating Officer of both Bank of South Carolina Corporation (the "Company") and of the Company's wholly owned subsidiary, the Bank of South Carolina (the "Bank") effective November 1, 2015. Ms. Boyd currently serves as the Senior Vice President of Operations and Technology for the Bank. The Chief Operating Officer (COO) role is new to the Bank, and its creation reflects reorganization designed to allow the Bank to more efficiently handle future growth. Ms. Boyd has been with the Bank since 1997 and has in the past served as Courier Teller, Check Card Specialist, Electronic Banking Officer, Information Security Officer, Assistant Vice President, and Vice President of Operations and Technology.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "I am delighted that Susanne Boyd will become the Bank's first Chief Operating Officer, a position that we have designed in response to the Bank's continued growth and success. Her breadth of experience and proven management skills make her an important part of the management team."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500